Exhibit 99.2

NOTICE UNDER

RULE 104 OF REGULATION BTR

TO:	Directors and Executive Officers of Liberty Broadband Corporation and Individuals Expected to Serve as Directors and Executive Officers of GCI Liberty, Inc.

FROM:	Legal Department of Liberty Broadband Corporation and GCI Liberty, Inc.

RE:	SOX Blackout Period

DATE:	June 23, 2025

On May 13, 2025, a notice (the “Initial Notice”) was sent to inform you that, in connection with the consummation of the proposed spin-off of Liberty Broadband Corporation’s (“Liberty Broadband’s”) wholly owned subsidiary, GCI Liberty, Inc. (“GCI Liberty”), following the contribution of the GCI Business by Liberty Broadband to GCI Liberty and the divestiture of GCI Liberty pursuant to a distribution (the “distribution”) by Liberty Broadband to the holders of record of Liberty Broadband’s Series A common stock, Series B common stock and Series C common stock of all the shares of GCI Liberty’s Series A GCI Group common stock, Series B GCI Group common stock and Series C GCI Group common stock held by Liberty Broadband immediately prior to the distribution, a blackout period is expected to be imposed under the GCI 401(k) Plan (the “Plan”) with respect to shares of Liberty Broadband’s Series C Common Stock and the corresponding shares of Series C GCI Group common stock to be received by the Plan and held in a corresponding stock fund (the “GCI Group common stock fund”) that will be created under the Plan to hold such shares. The blackout will facilitate the creation of the GCI Group common stock fund and its receipt of the Series C GCI Group common stock. During the blackout, transactions affecting investments in Liberty Broadband’s Series C Common Stock held in the Plan and the Series C GCI Group common stock received in the distribution will be suspended, and participants will be restricted from exercising account activities with respect to these investment alternatives under the Plan. The Initial Notice provided the initial timeframe during which the blackout period was expected to occur. On June 20, 2025, Liberty Broadband announced that its board of directors set a distribution date of 4:30 p.m., New York City Time, on July 14, 2025; provided, however, if the conditions to the distribution are not satisfied or, if permitted, waived by such date, then Liberty Broadband may defer the distribution date. As a result, this supplemental notice is being sent to inform you of the updated expected commencement and expiration dates of the blackout period described in the Initial Notice.

As a director or executive officer of Liberty Broadband and/or GCI Liberty, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Securities and Exchange Commission regulations, which prohibit certain trades during savings plan “blackout” periods regardless of whether you participate in the Plan.

We are imposing a SOX blackout period that will begin, with respect to Liberty Broadband common stock, as of 4:00 p.m. ET on July 11, 2025, and with respect to GCI Group common stock, beginning on the distribution. The SOX blackout period is expected to last approximately twenty-five business days and end the calendar week of August 10, 2025.

While the SOX blackout period is in effect, you (and your immediate family members who share your residence) should not, directly or indirectly, engage in any purchase, sale, transfer, acquisition, or disposition of Liberty Broadband’s Series A Common Stock, Series B Common Stock, and Series C Common Stock or of GCI Liberty’s Series A GCI Group common stock, Series B GCI Group common stock and Series C GCI Group common stock, including stock options, even if you are not a participant in the Plan. There are limited exclusions and exemptions from this rule. We are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Further, the above prohibition is in addition to other restrictions on trading activity that either Liberty Broadband and/or GCI Liberty may impose on their respective executive officers and directors, including under their respective insider trading policies and any administrative blackout related to their respective online incentive award platforms.

If you have any questions pertaining to this notice or the SOX blackout period, including during the calendar week of August 10, 2025 to confirm when the SOX blackout ends, you should contact Renee Wilm or Brittany Uthoff, free of charge, in the Legal Department by telephone at 720-875-5700 or by mail at 12300 Liberty Boulevard, Englewood, CO 80112.

LIBERTY BROADBAND CORPORATION

/s/ Brittany A. Uthoff

Brittany A. Uthoff, Vice President and Deputy General Counsel